                                                                     EXHIBIT 2.1
================================================================================

                         AGREEMENT AND PLAN OF MERGER



                                     AMONG



                                AHC CORPORATION


                                      and



                          ADVANCE HOLDING CORPORATION


                                     with

                         FS Equity Partners III, L.P.,
                        FS Equity Partners IV, L.P. and
                    FS Equity Partners International, L.P.,

                                as guarantors.



                                   ________

                           DATED AS OF March 4, 1998


================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                    PAGE
                                                                    ----
                                   ARTICLE I
                                  DEFINITIONS

        1.1  Definitions.........................................     2

                                  ARTICLE II
                                  THE MERGER

        2.1   The Merger.........................................    12
        2.2   Effective Time.....................................    12
        2.3   Effects of the Merger..............................    12
        2.4   Articles of Incorporation and By-Laws..............    13
        2.5   Directors..........................................    13
        2.6   Officers...........................................    13
        2.7   Conversion of Shares...............................    13
        2.8   Conversion of Investor Common Stock................    17
        2.9   Management Purchase of Common Stock................    17
       2.10   Shareholders' Approval.............................    18
       2.11   Exchange of Shares; Payment........................    18
       2.12   Closing............................................    21


                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        3.1   Organization and Qualification.....................    22
        3.2   Capitalization of the Company; Validity
              of Shares..........................................    23
        3.3   Authority Relative to this Agreement...............    24
        3.4   Consents and Approvals.............................    25
        3.5   Non-Contravention..................................    26
        3.6   Environmental Matters..............................    27
        3.7   Licenses and Permits...............................    29
        3.8   Compliance with Laws...............................    29
        3.9   Financial Statements...............................    30
       3.10   Absence of Changes.................................    30
       3.11   No Undisclosed Liabilities.........................    31
       3.12   Litigation.........................................    32
       3.13   Real Property......................................    33
       3.14   Personal Property..................................    33
       3.15   Leases.............................................    33
       3.16   Sufficiency of Assets..............................    34
       3.17   Intellectual Property..............................    35

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                                                                    ----
       3.18   Material Contracts..................................   35
       3.19   Insurance...........................................   38
       3.20   Labor Matters.......................................   39
       3.21   Employee Benefit Plans..............................   40
       3.22   Tax Matters.........................................   43
       3.23   Insider Interests...................................   44
       3.24   Finders.............................................   45
       3.25   Suppliers...........................................   45
       3.26   No Other Representations............................   46

                                  ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF INVESTOR AND GUARANTOR

        4.1   Organization; Qualification.........................   46
        4.2   Authority Relative to this Agreement................   47
        4.3   Consents and Approvals..............................   48
        4.4   Non-Contravention...................................   48
        4.5   Financing...........................................   49
        4.6   Finders.............................................   50

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

        5.1   Conduct of Business.................................   50
        5.2   Forbearances........................................   51
        5.3   Negotiations with Others............................   56
        5.4   Investigation of Business and Properties............   57
        5.5   Confidentiality.....................................   57
        5.6   Books and Records...................................   57
        5.7   Expenses............................................   58
        5.8   HSR Filings.........................................   59
        5.9   Public Announcements................................   59
       5.10   Efforts to Consummate...............................   59
       5.11   Indemnification of Officers and Directors...........   62
       5.12   Employee Matters....................................   64
       5.13   Special Employee Bonus..............................   65
       5.14   Stockholders' Agreement.............................   65
       5.15   Amendment and Termination of Affiliate Leases.......   66
       5.16   Consulting and Employment Agreements................   66
       5.17   Option Agreement....................................   66
       5.18   Split of Company Shares.............................   67

                                  ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF INVESTOR

        6.1   Representations and Warranties......................   67
        6.2   Performance of this Agreement.......................   68

                                                                    PAGE
                                                                    ----
        6.3  Consents and Approvals..............................    68
        6.4  Injunction, Litigation, etc.........................    68
        6.5  Legislation.........................................    69
        6.6  Proceedings; Certificates...........................    69
        6.7  Resignations........................................    69
        6.8  Financing...........................................    69
        6.9  Management Purchase of Equity.......................    70
        6.10 No Material Adverse Change..........................    70
        6.11 Opinion of Counsel..................................    70
        6.12 Solvency Opinion....................................    71
        6.13 Controlling Shareholder's Agreement.................    71
        6.14 Stockholders' Agreement.............................    71
        6.15 Election by Shareholders............................    71

                                  ARTICLE VII
                   CONDITIONS TO OBLIGATIONS OF THE COMPANY

        7.1  Representations and Warranties......................    72
        7.2  Performance of this Agreement.......................    73
        7.3  Consents and Approvals..............................    73
        7.4  Injunction, Litigation, etc.........................    73
        7.5  Legislation.........................................    73
        7.6  Proceedings; Certificates...........................    74
        7.7  Opinion of Counsel..................................    74
        7.8  Solvency Opinion....................................    74
        7.9  Stockholders' Agreement.............................    75
        7.10 Employment Agreements...............................    75
        7.11 Option Agreement....................................    75

                                 ARTICLE VIII
                                  TERMINATION

        8.1 Termination..........................................    75
        8.2 Procedure: Effect of Termination.....................    76

                                  ARTICLE IX
                              GENERAL PROVISIONS

        9.1 Notices..............................................    76
        9.2 No Survival of Representations and Warranties........    78
        9.3 Interpretation.......................................    78
        9.4 Entire Agreement.....................................    79
        9.5 Successors and Assigns...............................    79
        9.6 Severability.........................................    79
        9.7 Amendment............................................    80
        9.8 Extension; Waiver....................................    80


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                                                                    PAGE
                                                                    ----

         9.9   Disclosure Schedules................................. 81
        9.10   Counterparts......................................... 82
        9.11   Governing Law........................................ 82
        9.12   Guarantors........................................... 82
        9.13   FS Funds............................................. 84

SCHEDULES
---------

2.7   Electing Shares
3.1   Organization and Qualification
3.2   Capitalization
3.4   Consents and Approvals
3.5   Violations, Defaults
3.6   Environmental Matters
3.7   Licenses and Permits
3.8   Compliance with Laws
3.10  Absence of Changes
3.11  Undisclosed Liabilities
3.12  Litigation
3.13  Real Property
3.14  Personal Property
3.15  Leases
3.17  Intellectual Property
3.18  Material Contracts
3.19  Insurance
3.20  Labor Matters
3.21  Employee Benefits
3.22  Taxes
3.23  Insider Interests
4.3   Consents and Approvals
4.6   Finders Fees
5.2   Forbearances
6.3   Required Consents and Approvals
7.3   Required Consents and Approvals
9.3   Company's Executive Officers

                                   EXHIBITS
                                   --------

Exhibit A  Form of Amended and Restated Articles of Incorporation of the Company
Exhibit B  Form of Amended and Restated By-Laws of the Company
Exhibit C  Commitment Letter From The Chase Manhattan Bank, DLJ Capital Funding,
           Inc., First Union National Bank and Chase Securities, Inc.
Exhibit D  Highly Confident Letter From Donaldson, Lufkin & Jenrette
           Securities Corporation
Exhibit E  Highly Confident Letter From Donaldson, Lufkin & Jenrette
           Securities Corporation
Exhibit F  Form of Stockholders' Agreement
Exhibit G  Amendments to Affiliate Leases
Exhibit H  Form of Consulting and Non-competition Agreement
           with Nicholas F. Taubman
Exhibit I  Terms of Employment Agreement with Garnett E. Smith
Exhibit J  Form of Option
Exhibit K  Form of Opinion of Counsel to the Company
Exhibit L  Form of Opinion of Counsel to Investor

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of March 4, 1998, is made among AHC Corporation, a Virginia corporation ("Investor"), Advance Holding Corporation, a Virginia corporation (the "Company"), FS Equity Partners III, L.P., a Delaware limited partnership, FS Equity Partners IV, L.P. a Delaware limited partnership (collectively, "FS Equity Partners"), and FS Equity Partners International, L.P., a Delaware limited partnership (collectively with FS Equity Partners, "Guarantor," and each individually, a "Guarantor").

                                   RECITALS

     A. This Agreement provides for the merger (the "Merger") of Investor into the Company, with the Company as the surviving corporation in such Merger, all in accordance with the provisions of this Agreement. Capitalized terms used herein have the meanings set forth in Section 1.1.

     B. The respective Boards of Directors of Investor and the Company have approved the Merger. The Company will submit immediately to its shareholders the approval of the Merger and the approval and adoption of this Agreement.

     C. It is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 Definitions. The following terms, as used herein, have the following meanings:

          "Action" means any complaint, prosecution, indictment, action, suit, arbitration or proceeding by or before any Governmental Authority.

          "Affiliate" of a Person means a Person who, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.

          "Affiliated Person" has the meaning set forth in Section 3.23.

          "ASCI" means Advance Stores Company, Incorporated, a Virginia corporation and a wholly owned subsidiary of the Company.

          "Audited Financial Statements" has the meaning set forth in Section
3.9.

          "Benefit Plans" has the meaning set forth in Section 3.21(a).

          "Business" means the retail auto parts distribution business conducted by the Company and its Subsidiaries taken as a whole.

          "Certificate" means a Common Share Certificate or a Preferred Share Certificate.

          "Class A Common Shares" means the Class A Voting Common Stock, par value $100 per share, of the Company.

          "Class B Common Shares" means the Class B Non-Voting Common Stock, par value $100 per share, of the Company.

          "Closing" has the meaning set forth in Section 2.12.

          "Closing Date" has the meaning set forth in Section 2.12.

          "Common Share Cash Amount" has the meaning set forth in Section 2.7(b)(i).

          "Common Share Certificate" has the meaning set forth in Section
2.11(b).

          "Common Share Merger Consideration" has the meaning set forth in
Section 2.7(b)(i).

          "Common Shares" means the Class A Common Shares and the Class B Common Shares.

          "Company" has the meaning set forth in the Recitals.

          "Company Material Adverse Effect" has the meaning set forth in Section 3.1.

          "Confidentiality Letter" has the meaning set forth in Section 5.5.

          "Controlling Shareholder" means Nicholas F. Taubman.

          "Effective Time" has the meaning set forth in Section 2.2.

          "Electing Shares" has the meaning set forth in Section 2.7(d).

          "Environmental Law" means any statute, law, common law, rule, regulation, by-law, ordinance, directive or legally binding policy or guideline of any Governmental Authority dealing with or relating to Hazardous Emissions, Handling Hazardous Substances, the pollution or protection of natural resources or the indoor or ambient environment or the protection of public health and safety or worker health and safety as they may be affected by the environment.

          "Environmental Permits" means any permits, licenses and other authorizations and approvals issued by any Governmental Authority which relate to any Environmental Law.

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

     "Financing" has the meaning set forth in Section 5.10(c).

     "Financing Agreements" has the meaning set forth in Section 5.10(c).

     "Financing Documentation" has the meaning set forth in Section 4.5.

     "Governmental Authority" means any federal, state or local government, court or tribunal, regulatory or administrative agency, department, bureau, authority or commission.

     "Guarantor" has the meaning set forth in the Recitals.

     "Handling Hazardous Substances" has the meaning set forth in Section 3.6.

     "Hazardous Emissions" has the meaning set forth in Section 3.6.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income Tax" or "Income Taxes" means (a) federal, state, local or foreign income or capital gains taxes or other taxes measured by reference to income or capital gains, together with any interest, penalties, charges or fees imposed with respect thereto, and (b) any obligations under any agreement or arrangements with respect to Income Taxes described in clause (a) above.

     "Income Tax Returns" means federal, state or local Income Tax returns required to be filed with any Taxing Authority that include the Company or its Subsidiaries.

     "Intellectual Property" means trade names, trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes, software and other industrial and intellectual property rights.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

     "Investor" has the meaning set forth in the Recitals.

     "Investor Common Stock" has the meaning set forth in Section 2.8.

     "Leases" has the meaning set forth in Section 3.15.

     "Licenses and Permits" as used herein means all registrations, applications, filings, certifications, notices, orders, licenses, permits, approvals, consents, qualifications, authorizations and waivers of any Governmental Authority, but does not include Environmental Permits.

     "Liens" means all mortgages, liens, security interests, easements, restrictive covenants, rights-of-way, leases, purchase agreements, options and other encumbrances.

     "Material Contracts" has the meaning set forth in Section 3.18.

     "Merger" has the meaning set forth in the Recitals.

     "1964 Trust" means the Arthur Taubman Trust dated July 13, 1964.

     "Other Taxes" means all Taxes which are not Income Taxes.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plans" has the meaning set forth in Section
3.21(a).

     "Permitted Encumbrances" means (i) liens for current state and local property taxes or assessments not yet due or delinquent or which are being contested in good faith; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or its Subsidiaries; (iii) exceptions shown on the surveys furnished by the Company to Investor on or before the date hereof and which do not materially affect the use or occupancy of Real Property; (iv) mortgages on the landlord's interest in property leased to the Company or the Subsidiaries; (v) liens and encumbrances reflected in the balance sheet in the Audited Financial Statements;
(vi) liens or encumbrances incurred or created since December 31, 1996 in the ordinary course of business; and (vii) such other liens, imperfections in title, charges, easements, restrictions, rights of way, land use ordinances, zoning plans and encumbrances which do not materially interfere with the current use or occupancy of such Real Property.

     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

     "Planned Financing" has the meaning set forth in Section 4.5.

     "Preferred Share Certificate" has the meaning set forth in Section 2.11(b).

     "Preferred Share Merger Consideration" means the par value of one Preferred Share together with all cumulated, accrued and unpaid dividends thereon.

     "Preferred Shares" means the Preferred Stock, par value $10 per share, of the Company.

     "Proceeding" has the meaning set forth in Section 5.11.

     "Real Property" means all real property owned in fee, including the buildings, structures and other improvements located thereon.

     "Returns" means returns, reports and forms required to be filed with any U.S., state or local Taxing Authority.

     "Rollover Share" has the meaning set forth in Section 2.7(b)(i).

     "Shareholders" means the holders of outstanding Common Shares and outstanding Preferred Shares.

     "Single Share Holders" has the meaning set forth in Section 2.7(d).

     "Solvency Opinion" has the meaning set forth in Section 6.12.

     "Subsidiary" with respect to any of the parties to this Agreement means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, is held, directly or indirectly, by such party.

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "Surviving Corporation Common Stock" means the Class A common stock, par value $.01 per share, of the Surviving Corporation.

     "Tax Law" means the Internal Revenue Code, federal, state or local laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

     "Taxes" means (a) all federal, state, local and foreign taxes or assessments, including Income Taxes and those relating to gross receipts, gross income, capital stock, franchise, profits, employees and payroll withholding, foreign withholding, social security, unemployment, disability, real property, personal property, intangibles, stamp, excise, sales, use, transfer, occupation, value added, ad valorem, customs, premium, windfall profits, alternative minimum or estimated taxes, together with any interest, penalties or additions to tax or additional amounts with respect to the foregoing, whether disputed or not and (b) any obligations under any agreements or arrangements with respect to any Taxes described in clause (a) hereof.

     "Taxing Authority" means any governmental authority including social security administration, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

     "Voting Trust Agreement" means that certain Voting Trust Agreement dated January 30, 1997 among Douglas W. Densmore, as Voting Trustee, and the Shareholders named therein, as the same may be amended from time to time.

     "Voting Trustee" means Douglas W. Densmore, as Voting Trustee under the Voting Trust Agreement.

     "VSCA" means the Virginia Stock Corporation Act.

          "Welfare Plans" has the meaning set forth in Section 3.21(a).

                                  ARTICLE II
                                  THE MERGER

     2.1 The Merger. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the VSCA, at the Effective Time, Investor shall be merged with and into the Company. Following the Merger, the separate corporate existence of Investor shall cease and the Company, under the name "Advance Holding Corporation," shall continue as the surviving corporation (the "Surviving Corporation") and shall be governed by the laws of the Commonwealth of Virginia.

     2.2 Effective Time. As soon as practicable after the satisfaction or waiver, if permissible, of all the conditions to the Merger, the parties shall cause the Merger to be consummated by causing articles of merger with respect to the Merger to be executed and filed in accordance with the relevant provisions of the VSCA. The Merger shall become effective at the time of the issuance by the State Corporation Commission of Virginia of a certificate of merger in accordance with the relevant provisions of the VSCA (the "Effective Time").

     2.3  Effects of the Merger.  The Merger shall have the effects set forth in
Section 721 of the VSCA.

     2.4 Articles of Incorporation and By-Laws. The Articles of Incorporation of the Company, amended and restated in the form attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the VSCA.

     The By-Laws of Investor, amended and restated in the form attached hereto as Exhibit B, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by the VSCA.

     2.5 Directors. The directors of Investor immediately prior to the Effective Time and Nicholas F. Taubman shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     2.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     2.7  Conversion of Shares.

          (a) Each Preferred Share outstanding immediately prior to the Effective Time (other than Preferred Shares, if any, owned by Investor, the Company or any Subsidiary of the Company or Investor) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into the right to receive the Preferred Share Merger Consideration.

          (b) (i) Except as otherwise provided herein and subject to Sections 2.7(c) and 2.11(d):

               (x) each Electing Share issued and outstanding immediately prior to the Effective Time as set forth opposite the name of the electing shareholders on Schedule 2.7 hereto, which also sets forth the number of Electing Shares (all of which shall be Class A Common Shares), shall remain outstanding as one fully paid and nonassessable share of Surviving Corporation Common Stock (a "Rollover Share") which shall remain unaffected by the Merger, except as expressly provided herein; and

               (y) each Common Share issued and outstanding immediately prior to the Effective Time (other than Electing Shares) ("Nonelecting Shares") shall be automatically converted into the right to receive in cash the amount determined by subtracting from $351,000,000 the aggregate amount payable on the Closing Date for all Preferred Shares (including cumulated, accrued and unpaid dividends) pursuant to Section 2.7(a) and dividing this sum by

     22,537,500 (the "Common Share Cash Amount") from the Surviving
     Corporation.

As used herein, "Common Share Merger Consideration" means, in the case of each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares referred to in Section 2.7(c)), the consideration described with respect to such share in clause (x) or (y) above, as applicable.

               (ii) As of the Effective Time, all Nonelecting Shares (other than Common Shares referred to in Section 2.7(c)) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a Common Share Certificate shall, to the extent such Common Share Certificate immediately prior to the Effective Time represented such Nonelecting Shares, cease to have any rights with respect thereto, except the right to receive cash (without interest) in accordance with Sections 2.7(b)(i)(y) and 2.11.

               (iii) The Rollover Shares and the Surviving Corporation Common Stock into which shares of Investor Common Stock are converted pursuant to
     Section 2.8 will constitute shares of Class A Common Stock of the Company. Accordingly, after the Effective Time, the holder of each

     Rollover Share and the holder of each share of Surviving Corporation Common Stock into which shares of Investor Common Stock are converted pursuant to
     Section 2.8 shall be entitled to the same relative rights and privileges under the VSCA and the Articles of Incorporation and By-laws of the Surviving Corporation.

           (c) Each Common Share and each Preferred Share owned by Investor, the Company or any Subsidiary of the Company or Investor immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

     (d) Each holder of Common Shares has the right to make an unconditional election to retain whole Common Shares as Rollover Shares, on the basis hereinafter set forth; provided that the number of Common Shares so elected to remain outstanding as Rollover Shares ("Electing Shares") shall be 1,750,000 in the aggregate as set forth on Schedule 2.7 hereto. The Controlling Shareholder is executing simultaneously herewith an agreement which provides for such Controlling Shareholder's irrevocable election to retain 1,000,000 Common Shares as Rollover Shares and the 1964 Trust is executing simultaneously herewith an agreement which provides for such 1964 Trust's irrevocable election to retain 750,000 Common Shares as Rollover Shares. Each of the two holders of Common Shares other than the Controlling Shareholder and the 1964 Trust, each of whom owns 12,500 Common Shares (the "Single Share Holders"), will have elected prior to the Effective Time, and in any event no later than March 31, 1998, to receive cash for such Single Share Holder's Common Shares. All Nonelecting Shares shall be converted, as of the Effective Time, into the right to receive the Common Share Merger Consideration described in Section 2.7(b)(i)(y).

     2.8 Conversion of Investor Common Stock. The shares of common stock, par value $.01 per share, of Investor ("Investor Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and thereafter represent 10,250,000 validly issued, fully paid and nonassessable shares of Surviving Corporation Common Stock so that immediately following the purchase by Management contemplated by Section 2.9 the shareholders of Investor will be the owners of 10,250,000 shares (representing 82%) of Surviving Corporation Common Stock outstanding at such time.

     2.9 Management Purchase of Common Stock. Certain members of management will purchase immediately following consummation of the Merger 500,000 shares of Surviving Corporation Common Stock at a price of $10 per share, such shares to be validly issued, fully paid and non-assessable, so that upon such purchase such members of management will be the owners of 4% of Surviving Corporation Common Stock outstanding at such time.

     2.10 Shareholders' Approval. The Company, acting through its Board of Directors (which shall have recommended approval of the Merger and approval and adoption of this Agreement to its shareholders), shall, in accordance with applicable law, use its reasonable best efforts to obtain, immediately following the signing of this Agreement and in any event no later than March 31, 1998, (a) the approval of the Merger and the approval and adoption of this Agreement by its shareholders and (b) the elections of the Shareholders contemplated by
Section 2.7(d), in each case other than Mr. Taubman and the 1964 Trust, each of which is executing simultaneously herewith an agreement which provides for such approval, adoption and election.

     2.11  Exchange of Shares; Payment.

     (a) At the Effective Time, Investor will pay the aggregate Common Share Merger Consideration payable pursuant to Section 2.7(b)(i)(y) and the aggregate Preferred Share Merger Consideration, in immediately available funds to the holders of the Preferred Shares and the Nonelecting Shares, in the manner set forth below.

     (b) Each holder of Preferred Shares will surrender to the Company at the Effective Time a certificate or certificates which immediately prior to the Effective Time represented all Preferred Shares (each, a "Preferred Share Certificate") held by such Shareholder, together with a duly executed stock power, and such Shareholder shall be entitled to receive in exchange therefor an amount, in immediately available funds, equal to the product of the number of Preferred Shares represented by such Preferred Share Certificate or Certificates multiplied by the Preferred Share Merger Consideration. Each holder of Common Shares will surrender to the Company at the Effective Time a certificate or certificates which immediately prior to the Effective Time represented all of the Common Shares held by such Shareholder (each, a "Common Share Certificate"), together with a duly executed stock power, and such Shareholder shall be entitled to receive in exchange therefor (i) in the case of each Shareholder other than holders of Electing Shares, an amount, in immediately available funds, equal to the product of the number of Common Shares represented by such Common Share Certificate multiplied by the Common Share Cash Amount, and (ii) in the case of holders of Electing Shares, a certificate or certificates representing the Rollover Shares and an amount, in immediately available funds, equal to the product of the number of Nonelecting Shares represented by such Common Share Certificate multiplied by the Common Share

Cash Amount. No interest will be paid or accrued on any amount payable upon the surrender of a Certificate. If payment is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or establish to the satisfaction of the Company that such tax has been paid or is not applicable, or provide assurances satisfactory to the Company that any such tax will be paid by such Person.

     (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Preferred Shares or Common Shares (other than Rollover Shares and shares issued pursuant to Section 2.8 and Section 2.9). If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Common Share Merger Consideration or the Preferred Share Merger Consideration, as the case may be, as provided in this Agreement.

     (d) Notwithstanding anything to the contrary set forth herein, at the election of any Shareholder, the payment of the Common Share Merger Consideration payable pursuant to

Section 2.7(b)(i)(y) and/or the Preferred Share Merger Consideration, as the case may be, due to such Shareholder, will be made by wire transfer to a bank account designated by such Shareholder at least two business days prior to the Closing Date.

     2.12 Closing. On the date on which the last of the unsatisfied conditions set forth in Sections 6.3, 6.8 or 7.3 hereof is satisfied or waived (or such other time as the parties may mutually agree), a closing (the "Closing") will be held at the offices of Wachtell, Lipton, Rosen & Katz (or such other place as the parties may agree) for the purpose of confirming all of the foregoing, provided, that nothing herein shall be deemed to affect (i) the conditions to
--------
the respective parties' obligations hereunder contained in Articles VI and VII hereof or (ii) Article VIII hereof. The date and time at which such Closing actually occurs are herein referred to as the "Closing Date." As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Articles VI and VII hereof, the Company and Investor shall execute in the manner required by the VSCA and deliver to the Clerk of the State Corporation Commission of Virginia duly executed articles of merger and the parties shall take such other and further actions as may be required by law to make the Merger effective.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Investor and Guarantor that, except as set forth in the Disclosure Schedule:

     3.1  Organization and Qualification.


          (a) The Company and each of its Subsidiaries is a corporation or other entity (as listed in Schedule 3.1) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate power and authority to own all of its properties and assets and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (collectively, a "Company Material Adverse Effect"). Each jurisdiction in which the Company and each of its Subsidiaries is qualified to do business is set forth in Schedule
3.1. The Company has heretofore delivered or made available to Investor complete and correct copies of the Articles of Incorporation and By-laws or equivalent organizational documents of the Company and each of its Subsidiaries, as currently in effect.

          (b) A complete list of the directors and officers of the Company and its Subsidiaries is set forth in Schedule 3.1.

     3.2  Capitalization of the Company; Validity of Shares.

          (a) The authorized capital stock of the Company and the total amount of such stock which is outstanding and the record and beneficial ownership thereof by the Shareholders are as set forth in Schedule 3.2 and there are no Liens, options, agreements, commitments or claims with respect to the record ownership or beneficial ownership of the capital stock of the Company which will give rise to claims against the Surviving Corporation. All of the outstanding Common Shares and Preferred Shares have been duly authorized, are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights, and are owned beneficially and of record by the Shareholders, free and clear of any Liens (other than the Voting Trust Agreement and Liens that will terminate at or before Closing and which are listed on Schedule 3.2).

          (b) All of the outstanding shares of capital stock or other equity interests of the Company's Subsidiaries, as set forth in Schedule 3.2, are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights, and, except as set forth in Schedule 3.2, are owned by the Company or its Subsidiaries in the amounts set forth in Schedule 3.2, free and clear of any Liens.

          (c) Except as set forth in Schedule 3.2 or as contemplated by this Agreement, none of the Company or its Subsidiaries has any commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from the Company or its Subsidiaries, any shares of its capital stock and no such securities or obligations are outstanding.

          (d) Except as set forth in Schedule 3.2, none of the Company or the Subsidiaries directly or indirectly owns any capital stock of or other equity interest in any corporation, partnership or other entity or other Person.

     3.3 Authority Relative to this Agreement. The Company has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Pursuant to the Voting Trust Agreement, the Voting Trustee is duly authorized, and has all the necessary power and authority, to vote the Common Shares and Preferred Shares in favor of the Merger and such vote when given is binding on all of the Shareholders. The execution and delivery of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of Directors of the Company and, except for obtaining the requisite approval of the shareholders of the Company (which shall occur immediately following the signing of this Agreement), no other corporate proceedings on the part of the Company are necessary with respect thereto. This Agreement has been duly executed and delivered by the Company and, assuming that Investor and Guarantor have duly authorized, executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     3.4 Consents and Approvals. Except as set forth in Schedule 3.4 and except as may be required under the HSR Act, there is no requirement applicable to the Company or its Subsidiaries to make any filing with, or to obtain any permit authorization, consent or approval of any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.4, there is no requirement that any party to any contract, Lease or loan agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound, consent to the execution of this Agreement by the Company or consummation of the transactions contemplated hereby, except for such consents, the failure to obtain, individually or in the aggregate, would not have a Company Material Adverse Effect.

     3.5 Non-Contravention. The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) violate or result in a breach of any provision of the Articles of Incorporation, By-laws or similar organizational documents of the Company or any Subsidiary of the Company, (ii) except as described in Schedule 3.5, result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries are bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not singularly, or in the aggregate, have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of (1) the business or activities in which Investor or any of its Affiliates is or proposes to be engaged, or (2) any acts or omissions by, or facts pertaining to, Investor.

     3.6  Environmental Matters.


          (a) Except as set forth in Schedule 3.6, the Company and its Subsidiaries have obtained all Environmental Permits required for the conduct of the Business as it is presently being conducted, including those relating to (i) emissions, discharges, threatened discharges, releases, threatened releases or disposal of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land ("Hazardous Emissions") and (ii) the manufacture, processing, distribution, release, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, or petroleum ("Handling Hazardous Substances"), except for such Environmental Permits which would not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.6 contains a complete and correct list of all such Environmental Permits. The Company and its Subsidiaries are in compliance with the terms and conditions set forth in the Environmental Permits, except such failures to comply that would not reasonably be expected to have a Company Material Adverse Effect. Except (x) as set forth in Schedule 3.6 or (y) as would not reasonably be expected to have a Company Material Adverse Effect, the Company, the Subsidiaries and their respective properties are in compliance with all Environmental Laws. Neither the Company nor its Subsidiaries' past or current operations, nor their past or current ownership, operation or use of any real property (x) interfere with or prevent continued compliance with any of the Environmental Permits or any Environmental Laws, except for such interference or prevention that would not reasonably be expected to have a Company Material Adverse Effect, (y) give rise to any liability (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise) under any Environmental Law, which liability would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (z) obligate the Company or any of its Subsidiaries to clean up, remedy or otherwise restore, by itself or jointly with others, any Hazardous Emissions which obligation would reasonably be expected to have a Company Material Adverse Effect.

     (b) Except as set forth in Schedule 3.6, there are no Actions pending, or to the knowledge of the Company, threatened, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice and there are no investigations pending or threatened, alleging, warning or notifying the Company that the Company is, has been or may be in violation of or non-compliance with any Environmental Law which would reasonably be expected to have a Company Material Adverse Effect.

          (c) The Company has delivered to Investor, true, correct and complete copies of all environmental audits, assessments, and studies relating to the business and the properties of the Company and its Subsidiaries which are in the Company's possession. None of the matters set forth on Schedule 3.6 would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     3.7 Licenses and Permits. Except as set forth in Schedule 3.7, the Company and its Subsidiaries have obtained, and are in substantial compliance with, all of the Licenses and Permits necessary to conduct the Business as it is presently being conducted, except for such Licenses and Permits the absence of which, or failure to comply with, either individually or in the aggregate do not, and so far as could reasonably be foreseen, would not, individually or in the aggregate, have a Company Material Adverse Effect. Schedule 3.7 contains a complete and correct list of all material Licenses and Permits issued or granted to the Company or its Subsidiaries in connection with the operation of the Business.

     3.8 Compliance with Laws. Except as set forth in Schedule 3.8, and in addition to the representations and warranties contained in Section 3.6 relating to environmental matters and those contained in Section 3.7 relating to Licenses and Permits, the Company and its Subsidiaries are being, and since December 27, 1994 have been, operated in compliance with all laws, regulations, orders, judgments or decrees of any Governmental Authority applicable to the Company or the Business, except such failures to comply which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     3.9 Financial Statements. Investor has previously been furnished true and complete copies of the audited consolidated financial statements, including the notes thereto, of the Company for the three years ended January 3, 1998 (collectively, the "Audited Financial Statements") together with the reports on such statements of the Company's independent certified public accountants. The Audited Financial Statements present fairly in all material respects the consolidated financial position of the Company as of such dates and the results of operations and cash flows for such periods and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

     3.10  Absence of Changes.  Except (a) as contemplated by this Agreement or
(b) as set forth in Schedule 3.10, since January 3, 1998 (or such other date provided below):

          (i) the Business has been operated in all material respects in the ordinary and usual course consistent with past practices;

          (ii) there has not been any damage, destruction, loss or abandonment (whether or not covered by insurance) which, individually or in the aggregate has resulted or would reasonably be expected to result in a Company Material Adverse Effect;

          (iii) the Company has not through the date hereof taken any action, which if taken as of the date hereof to and through the Closing, would violate any of clauses (i)-(xix) of Section 5.2 (and there have not been any changes required by generally accepted accounting principles referred to in clause (xix) of Section 5.2);

          (iv) since January 1, 1997, there have been no amendments to any Lease between the Company or its subsidiaries and an Affiliated Person; and

          (v) the Company has not entered into any agreement to do any of the things described in the preceding clauses of this Section 3.10.

     3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, except (i) as and to the extent set forth in the balance sheets included in the Audited Financial Statements or in the notes thereto, (ii) liabilities incurred after January 3, 1998 (x) in the ordinary course of business consistent with past practice and not prohibited by this Agreement or (y) which would not have a Company Material Adverse Effect and (iii) as set forth in Schedule 3.11.

     3.12 Litigation. Except as set forth in Schedule 3.12, there are no Actions pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there are no investigations pending or threatened, against the Company or its Subsidiaries or any of their respective properties, which (i) individually or in the aggregate have or would reasonably be expected to have a Company Material Adverse Effect or (ii) would reasonably be expected to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement. Except as set forth on Schedule 3.12, there are no judgments, decrees or orders of any court, arbitrator, governmental department, commission, agency or instrumentality outstanding against the Company or its Subsidiaries which individually or in the aggregate have or would reasonably be expected to have a Company Material Adverse Effect.

     3.13 Real Property. Schedule 3.13 contains a complete and correct list of all of the Real Property which is owned by the Company or its Subsidiaries. Except as set forth in the title policies and surveys listed in Schedule 3.13 and except for Permitted Encumbrances, the Company and its Subsidiaries have good and insurable title in fee simple to all of the Real Property listed in
Schedule 3.13 free and clear of any Liens.

     3.14 Personal Property. Except as set forth in Schedule 3.14, the Company or its Subsidiaries has good and valid title to all of the material personal property, tangible and intangible, which it owns and which is reflected in the consolidated balance sheet of the Company at January 3, 1998 or acquired since such date (except as may be disposed of in the ordinary course of business after such date), in each case free of liens, security interests or other encumbrances, except liens, security interests and other encumbrances which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.15 Leases. Schedule 3.15 sets forth a complete list of each agreement to lease to which the Company or any of its Subsidiaries is a party, whether as lessor or lessee, which relates to either real or personal property, other than monthly leases of personal property which (i) may be canceled without material penalty upon not more than 30 days' notice or (ii) require the payment of not more than $5,000 per month. The agreements listed in
Schedule 3.15 are referred to herein as "Leases." Except as set forth in
Schedule 3.15, (i) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party is in default under any material provision of the Leases, (ii) as of the date hereof, no notice has been received by the Company or any of its Subsidiaries from, or to the knowledge of the Company threatened by, any landlord under any Lease that the Company or any of its Subsidiaries is in default thereunder and (iii) the Company or its Subsidiaries has good leasehold title to its real properties held under the Leases. The leasehold estate created by the Leases and the Leases themselves are free and clear from all Liens other than Permitted Encumbrances and Liens that individually or in aggregate would not have a Company Material Adverse Effect.

     3.16 Sufficiency of Assets. The Real Property listed on Schedule 3.13 or leased pursuant to the Leases listed on Schedule 3.15 and the personal, intellectual or other property that will be owned, leased or licensed by the Company and its Subsidiaries on the Closing Date constitute all of the properties and assets necessary for, or material to, the Business as currently conducted.

     3.17 Intellectual Property. Schedule 3.17 sets forth a complete and correct list of all Intellectual Property registrations (or applications therefor) used or held for use in the conduct of, or otherwise material to, the Business. Except as set forth in Schedule 3.17, the Company or its Subsidiaries owns or is licensed or otherwise has the full and exclusive right to use, as such are currently being used in the conduct of the Business, free and clear of conditions, adverse claims or other restrictions or any requirement of any past, present or future royalty payments, all such Intellectual Property. There is as of the date hereof no Action pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries asserting that the Company or its Subsidiaries' use of any Intellectual Property infringes the rights of any third party or otherwise contesting its rights with respect to any Intellectual Property, and, to the knowledge of the Company, there are no grounds for any such assertion and no third party is infringing upon the rights of the Company or its Subsidiaries in the Intellectual Property. All material licenses granted by the Company or its Subsidiaries for use of Intellectual Property by others are shown on Schedule 3.17.

     3.18 Material Contracts. Schedule 3.18 sets forth, as of the date hereof, a complete and correct list of each contract, agreement or commitment of the Company or its Subsidiaries, other than Leases:

           (i) which is a material supply, exclusive dealing, requirements or take-or-pay agreement;

           (ii) which provides for aggregate future payments by the Company or its Subsidiaries of more than $2,000,000, except (x) as set forth in the capital expenditure budget provided to Investor and (y) for purchase orders for the purchase of inventory or sales orders arising in the ordinary and usual course of business, in which case they are listed only if any party thereto is obligated to make payments pursuant thereto aggregating more than $25,000,000;

           (iii) which extends more than one year from the date hereof and is not cancelable by either party on 30 days' notice;

           (iv) which provides for the sale or lease after the date hereof of any of the assets of the Company or its Subsidiaries other than in the ordinary course of business;

           (v) which relates to the employment, retirement or termination of the services of any officer or employee or former officer or employee of the Company or its Subsidiaries;

           (vi) which establishes a partnership, agency, joint venture or other similar contract, arrangement or agreement;

           (vii) which relates to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset and including letters of credit and sale-leaseback arrangements);

           (viii) which creates or relates to a license of Intellectual Property, royalty or franchise agreement or agreement in respect of similar rights granted to or from or held by the Company or its Subsidiaries;

           (ix) which provides for future payments that are conditioned, in whole or in part, on a change in control of the Company or its Subsidiaries;

           (x) which restricts the right of the Company or its Subsidiaries to compete in any way with any other Person or which contains covenants pursuant to which any person has agreed not to compete, or otherwise restricts a person's ability to engage freely, in any part of the Business;

           (xi) under which the Company has, within the three years preceding the date of this Agreement, acquired any distribution center or made any acquisitions of multiple stores previously used by other automotive parts retailers in a single or related series of transactions, other than those as to which all material obligations of the parties thereunder for the benefit of the Company or its Subsidiaries have been discharged; or

           (xii) any other contract not covered by items (i) through (x) above that the Company believes is material to the Business.

Each of the foregoing is referred to in this Agreement as a "Material Contract." Except as set forth in Schedule 3.18, to the knowledge of the Company, neither the Company nor its Subsidiaries is in default under any Material Contract, except for such defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect.

     3.19 Insurance. The Company and its Subsidiaries maintain, in coverages and amounts believed by the Company to be customary in the industry, property and casualty insurance with respect to the Business. Schedule 3.19 sets forth a true and complete list, as of the date hereof, showing the insurance company, insured and other parties, type and amount of coverage and deductibles, of all insurance policies to which the Company or any of its Subsidiaries is a party covering the Company or its Subsidiaries and their owned or leased properties or employees. To the Company's knowledge, such insurance policies are in full force and effect. Neither the Company nor its Subsidiaries has received, any written notice of cancellation or non-renewal of any such insurance policy which would reasonably be expected to have a Company Material Adverse Effect.

     3.20  Labor Matters.


           (a) Except as set forth on Schedule 3.20, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company or its Subsidiaries, and there has been no such attempt since January 1, 1994 which in any such case would reasonably be expected to have a Company Material Adverse Effect.

           (b) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or its Subsidiaries and any of their respective employees which has, or would reasonably be expected to have, a Company Material Adverse Effect or which relates to any specific effort to prevent, restrict or delay consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.20, since January 1, 1994, there has not occurred or, to the knowledge of the Company, been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, grievance, claim of unfair labor practice or other similar labor activity with respect to employees of the Company or its Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the Decision and Order of the National Labor Relations Board dated January 23, 1997, in the matter involving the Company's Gadsden, Alabama Distribution Center and the United Steelworkers of America, AFL-CIO.

     3.21  Employee Benefit Plans.

           (a) Schedule 3.21 lists all of the employee benefit plans and programs, including, without limitation, all retirement, savings and other pension plans, whether or not tax qualified ("Pension Plans"), all health, severance, insurance, disability and other employee welfare plans ("Welfare Plans") and all incentive, vacation, stock option, stock purchase, stock bonus, severance, and other similar plans that are maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries have contributed or are now contributing (collectively referred to as "Benefit Plans"). Neither the Company nor any of its Subsidiaries is a party to any multiemployer plan as defined in Section 3(37) of ERISA.

           (b) The Company has delivered to Investor a true and complete copy of:

           (i)  The plan document for each Benefit Plan;

          (ii) The current Summary Plan Description and Summary of Material Modifications (if applicable) of each Benefit Plan;

         (iii) The most recent Internal Revenue Service determination letter (if applicable) for each Benefit Plan; and

          (iv) The most recent Form 5500 that was filed on behalf of each Benefit Plan, including the actuarial report (if applicable).

           (c) Except as set forth in Schedule 3.21, as to each of the Benefit Plans, the Company and its Subsidiaries have complied, in all material respects, with all applicable laws and regulations in administering such plans, including specifically the provisions of Titles I and IV of ERISA and the Internal Revenue Code. The Internal Revenue Service has issued a favorable determination letter with respect to each Pension Plan that is intended to qualify under Section 401(a) of the Code, and, to the knowledge of the Company, no event has occurred (either before or after the date of the letter) that could reasonably be expected to result in the disqualification of the Pension Plan, unless such event could be cured without any Company Material Adverse Effect. No prohibited transaction, as defined in Sections 406 through 411 of ERISA, has occurred with respect to any of the Pension Plans and none of the Pension Plans has incurred any accumulated funding deficiency, as defined in Section 302 of ERISA, whether or not waived. There has not been, with regard to any such Pension Plan, any reportable event, as defined in Section 4043(b) of ERISA, that is required to be reported to the PBGC by law or regulation.

           (d) As to each of the Welfare Plans and other employee benefit plans and programs (including without limitation the plans listed in Schedule 3.18), the Company and its Subsidiaries have complied, in all material respects, with all applicable laws and regulations in the administration thereof including, without limitation, the provisions of ERISA.

           (e) Except as described in Schedule 3.21, since January 1, 1990, neither the Company nor any of its Subsidiaries has terminated any Pension Plan or incurred any liability to the PBGC under Section 4001, et seq. of ERISA and, to the knowledge of the Company, no condition exists that would reasonably be expected to cause the Company or any of its Subsidiaries to incur any such liability. All premiums payable to the PBGC with respect to any such Plan have been paid when due.

           (f) No compensation or benefit that is or will be payable as a result of the transactions contemplated by this

Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code.

           (g) None of the persons performing services for the Company or for a Subsidiary have been improperly classified as independent contractors, leased employees, or as being exempt from the payment of wages or overtime, except for any such improper classification as would not reasonably be expected to have a Company Material Adverse Effect.

           (h) For purposes of this Section 3.21, the term "Company" shall include any entity that is aggregated with the Company or with any of its Subsidiaries under Internal Revenue Code Section 414(b) or (c).

     3.22 Tax Matters. (a) The amounts accrued for taxes in the Audited Financial Statements are sufficient for the payment of all Taxes of the Company and its Subsidiaries, whether or not disputed, which are properly accruable. There are no agreements by the Company or any of its Subsidiaries for the extension of time for the assessment of any taxes, and all federal or state Taxes due and payable by the Company or any of its Subsidiaries on or before the date of this Agreement have been paid or provided for, and are not delinquent.

     (b) Except as set forth in Schedule 3.22, no audit, examination or proceeding is pending or has been threatened in writing by any taxing authority with respect to the assessment or collection from the Company and its Subsidiaries of any Taxes, no unresolved claim for assessment or collection of any Taxes has been asserted in writing against the Company and its Subsidiaries, and all resolved assessments of Taxes have been paid. The Company and its Subsidiaries have delivered to Investor complete copies of all audit reports and other governmental claims asserting Taxes in addition to those Taxes set forth on the Tax Returns of the Company and its Subsidiaries.

     3.23 Insider Interests. Except as disclosed in Schedule 3.23, no Affiliate of the Company (other than a Subsidiary), or any shareholder, officer or director of an Affiliate of the Company (other than a Subsidiary), or any member of their immediate family (an "Affiliated Person," which definition shall not include the Voting Trustee), (i) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including Intellectual Property, used in or pertaining to the Business or (ii) provides or causes to be provided to, or receives from, the Company or a Subsidiary any assets, loans, advances, services or facilities.

     3.24 Finders. Except for Goldman, Sachs & Co., no broker, finder or investment banker is entitled to any fee or commission for services rendered on behalf of the Company in connection with the transactions contemplated by this Agreement. The Shareholders are solely responsible for the fees and expenses of Goldman, Sachs & Co. paid from and after October 1, 1997.

     3.25 Suppliers. Neither the Company nor its Subsidiaries have received written notice, and they do not otherwise have knowledge, that any of their significant suppliers or vendors intends to cancel, terminate or otherwise materially modify such supplier's or vendor's relationship with the Company or its Subsidiaries, including with respect to credit terms or any requirement that the Company or its Subsidiaries provide letters of credit, nor, to the knowledge of the Company, has any such supplier or vendor threatened such action as a result of execution of this Agreement or consummation of the transactions contemplated hereby, which in the case of any of the foregoing would reasonably be expected have a Company Material Adverse Effect. Except as reflected in the consolidated balance sheet of the Company at January 3, 1998, the Company is not and will not be subject to any retroactive billing adjustments, "billbacks," additional payment obligations or price increases under any sales or supply agreement, other than any of the foregoing which would be immaterial.

     3.26 No Other Representations. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company, and the Company disclaims any such representation or warranty, whether by the Company or any of its respective officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the Business or assets of the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Investor, any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing.

                                  ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF INVESTOR AND GUARANTOR

     Investor represents and warrants to the Company the following, and each Guarantor represents and warrants to the Company the following only with respect to itself:

     4.1 Organization; Qualification. Investor is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted.

Each Guarantor has been duly formed and is a validly existing limited partnership under the Delaware Revised Uniform Limited Partnership Act and has all partnership power and authority to own all its properties and to carry on its business as it is presently being conducted.

     4.2 Authority Relative to this Agreement. Investor has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Investor of this Agreement, and the consummation by it of the transactions contemplated hereby, has been duly authorized by the Board of Directors of Investor and by FS Equity Partners IV, L.P. as the sole shareholder of Investor and no other corporate proceedings on the part of Investor are necessary with respect thereto. Each Guarantor has all necessary partnership power and authority, has taken all partnership action necessary to authorize the execution and delivery of the Agreement and to consummate the transactions contemplated hereby, and no other partnership proceedings on the part of such Guarantor are necessary with respect thereto. This Agreement has been duly executed and delivered by Investor and each Guarantor and, assuming that the Company has duly authorized, executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of Investor and each Guarantor, enforceable in accordance with its terms except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     4.3 Consents and Approvals. Except as set forth in Schedule 4.3 and except as may be required under the HSR Act, there is no requirement applicable to Investor or a Guarantor to make any filing with, or to obtain any permit, authorization, consent or approval of any public body in connection with the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 4.3, there is no requirement that any party to an agreement to which Investor or a Guarantor is a party or by which either of them is bound consent to the consummation of the transactions contemplated by this Agreement.

     4.4 Non-Contravention. The execution and delivery by Investor and each Guarantor of this Agreement does not and the consummation of the transactions contemplated hereby will not (i) violate or result in a breach of any provision of the Articles of Incorporation or By-laws of Investor or the partnership agreements of a Guarantor, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Investor or a Guarantor is a party or by which Investor or a Guarantor, or the business conducted by it may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Investor or a Guarantor, or to the businesses conducted by it.

     4.5 Financing. Investor has received a commitment letter from The Chase Manhattan Bank, DLJ Capital Funding, Inc., First Union National Bank and Chase Securities, Inc. with respect to ASCI's bank financing, a "highly confident" letter from Donaldson, Lufkin & Jenrette Securities Corporation with respect to an issuance of senior subordinated notes by ASCI and a "highly confident" letter from Donaldson, Lufkin & Jenrette Securities Corporation with respect to an issuance of senior discount notes by the Company, which letters together with a term sheet setting forth the proposed terms of the senior subordinated notes and the senior discount notes attached to the "highly confident" letters (collectively, the "Financing Documentation") are attached to this Agreement as Exhibits C, D and E, respectively. Upon consummation of the Planned Financing, ASCI shall pay to the Company a dividend in the amount of at least [$221] million. If the transactions contemplated by the Financing Documentation (the "Planned Financing") are consummated and the ASCI dividend is paid, Investor and the Company will have on the Closing Date sufficient available funds to pay the

Common Share Merger Consideration and the Preferred Share Merger Consideration and all fees and expenses required to be paid by the Company and Investor in connection with the Merger and the transactions contemplated hereby, and to refinance the existing indebtedness of the Company to financial institutions. Investor has received a commitment letter from Guarantor, conditional only upon the occurrence of the Closing, pursuant to which Guarantor will purchase or cause to be purchased immediately prior to the Closing Common Stock of the Investor for a cash purchase price of at least $102,500,000 in the aggregate. The Company may rely on such commitment from Guarantor.

     4.6 Finders. Except for fees payable in connection with the Planned Financing and fees payable to an Affiliate of Guarantor, all as set forth on
Schedule 4.6, no broker, finder or investment banker is entitled to any fee or commission from Investor for services rendered on behalf of Investor in connection with transactions contemplated by this Agreement.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS


     5.1 Conduct of Business. From the date hereof until the earlier of (i) the Effective Time or (ii) termination under Article VIII, except as contemplated by this Agreement, the Company will (i) conduct the Business only in the ordinary and usual course and in a manner consistent with past practices and

(ii) use reasonable efforts to preserve intact its present business organization and keep available its present officers and employees material to the Business. The Company will notify Investor (i) of any emergency or change in the normal conduct of the Business, (ii) of any event, occurrence, fact, condition, change or effect that, individually or in the aggregate, would have or result in a Company Material Adverse Effect or breach of a representation or warranty set forth in Article III or a covenant or agreement set forth in this Article V which would reasonably be expected to have a Company Material Adverse Effect and
(iii) of the threat or initiation of any litigation against the Company or its Subsidiaries relating to the Merger.

     5.2 Forbearances. Except as contemplated by this Agreement or as set forth on Schedule 5.2, the Company will not, and will cause its Subsidiaries not to, from the date hereof until the earlier of (i) the Effective Time or (ii) termination under Article VIII, without the written consent of Investor:

          (i) sell, lease or otherwise dispose of any of its assets, including Intellectual Property, except in the ordinary course of business consistent with past practice;

          (ii) incur any indebtedness for borrowed money except under credit facilities existing as of the date hereof in the ordinary course of business consistent with past practice;

     (iii) mortgage, pledge or otherwise encumber, or permit to exist any new security interest, lien or encumbrance on, any of its assets except in the ordinary course of business consistent with past practice;

     (iv) enter into, amend, modify or cancel any Material Contract or Lease except in the ordinary course of business consistent with past practice;

     (v) make any material investment in, purchase any material securities of, or merge with, any Person or, except for purchases of inventory and other assets in the ordinary course of business consistent with past practice, purchase any material assets;

     (vi) assume, guarantee, endorse or otherwise become responsible for the obligations of any Person (other than the Company or a Subsidiary), or make loans or advances to any Person except in the ordinary course of business consistent with past practice;

     (vii) increase in any manner the compensation of any of (a) the employees of the Company or the Subsidiaries or the directors or officers of the Subsidiaries other than ASCI, other than increases in compensation in the ordinary course of business consistent with past practice or (b) the directors and officers of the Company or ASCI;

     (viii) pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement to any director, officer or employee, whether past or present, of the Company or its Subsidiaries, or enter into or amend (except to terminate) any employment agreement or any incentive compensation, profit sharing, stock purchase, stock option, stock appreciation rights, savings, consulting, deferred compensation, severance, retirement, pension or other benefit plan or arrangement with or for the benefit of any of its directors, officers, employees or of any other person except as may be required by applicable law or regulation;

     (ix) except (A) as set forth in the capital expenditure budget provided to Investor and (B) for purchase orders for inventory arising in the ordinary course of business, enter into any contract which will require an expenditure after the Effective Time of more than $2,000,000 by the Company or the Subsidiaries;

     (x) declare, set aside or pay any dividend in cash or property, repurchase or otherwise make any distribution, with respect to its capital stock other than dividends payable on the Preferred Shares;

     (xi) split, combine or otherwise similarly change its capital stock, or redeem any of its capital stock;

     (xii) authorize the creation or issuance of, or issue or sell, any shares of its or its Subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of its or its Subsidiaries' capital stock;

     (xiii) enter into any joint venture, partnership or other similar arrangement;

     (xiv) enter into any agreement which restricts in any way its ability to compete with any other Person;

     (xv) amend its Articles of Incorporation or By-laws, except as contemplated by Section 2.4 and to increase the number of authorized Common Shares to effect the stock split referred to in Section 5.18;

     (xvi) cancel or compromise, except compromises of current or former short-term trade receivables or other current assets in the ordinary course of business consistent with past practice, any indebtedness owed to it;

     (xvii) settle any material litigation or, except in the ordinary course of business consistent with past practice, waive or relinquish any material right or benefit, or write-off any material asset except as required by generally accepted accounting principles;

     (xviii) cancel or allow any of its existing insurance policies to lapse;

     (xix) alter in any way the manner in which it has regularly and customarily maintained its books of account and records, or change any of its accounting principles or the methods by which such principles are applied for tax or reporting purposes, except as required by law or by generally accepted accounting principles;

     (xx) change or commit to change the business of the Company and its Subsidiaries from the Business or add new businesses, or change or commit to change materially the manner in which the Business is currently conducted;

     (xxi) except for items in the categories set forth in Schedule 5.2, make any payment or distribution to, or loan or advance funds or extend credit to, sell any asset to or purchase any asset from, or assign or convey any right to, an Affiliated Person, other than payments made under leases at stores or other facilities owned by

     Affiliated Persons in the ordinary course of business consistent with past practice, and pursuant to the terms of such leases as currently in effect; or

          (xxii) agree of commit to do any of the things described in clauses
     (i) through (xxi) above.

          Except as contemplated by this Agreement, no Shareholder shall sell, transfer, convey, assign, mortgage, pledge, or hypothecate any Common Share or Preferred Share, or enter into any agreement or commitment to do the same.

     5.3  Negotiations with Others.  From the date hereof until the earlier of
(i) the Effective Time or (ii) termination under Article VIII, the Company will not and the Company will cause its Subsidiaries and its and their directors, officers, employees, agents and representatives not to, directly or indirectly, without the written consent of Investor, solicit any inquiries or proposals for, or enter into negotiations with respect to, or enter into any agreement with respect to, any acquisition of all, or a substantial part, of the assets or capital stock of the Company or its Subsidiaries, or similar transaction involving the Business with any Person other than the parties hereto and their agents and representatives. The Company will notify Investor promptly following receipt of any written solicitation (or oral solicitation made to the Controlling Shareholder or, to the extent known to the Company, Goldman, Sachs & Co.) relating to any such proposed transaction.

     5.4 Investigation of Business and Properties. From the date hereof until the earlier of (i) the Effective Time or (ii) termination under Article VIII, the Company and its Subsidiaries will afford Investor, any financial institution providing financing to Investor, and their respective attorneys, accountants, financial advisors and other representatives, reasonable access at all reasonable times to their properties, to their senior officers, and to such other officers and employees as the Company and Investor shall agree; provided
                                                                      --------
that any such access shall be conducted, upon reasonable prior notice, at a reasonable time and in such a manner as not to interfere unreasonably with the operation of the Business. Investor acknowledges that it is conducting its own investigation and is making its own evaluation of the Company, its Subsidiaries and the Business and that the scope of such investigation has been determined by Investor.

     5.5 Confidentiality. The provisions of the Confidentiality Letter (the "Confidentiality Letter"), between Freeman, Spogli & Co. and the Company are hereby incorporated herein by reference.

     5.6 Books and Records. Investor shall retain all of the books and records of the Company and its Subsidiaries for a period of seven years after the Effective Date or such longer time as may be required by law and shall make such books and records (or copies thereof) available to the Shareholders or their agents, at reasonable times and upon reasonable notice, after the Effective Time to the extent reasonably required by Sellers in connection with preparing tax returns or complying with other legal requirements imposed upon the Shareholders.

     5.7 Expenses. Subject to the first parenthetical contained in the next sentence of this Section 5.7, the fees and expenses of Goldman, Sachs & Co., Wachtell, Lipton, Rosen & Katz and Flippin Densmore Morse Rutherford & Jessee relating directly to the sale of the Company pursuant to this Agreement and paid from and after October 1, 1997, shall be paid by the Shareholders. All fees and expenses incurred by the Company in connection with this Agreement and the consummation of the transactions contemplated hereby (which shall include the fees and expenses of Goldman, Sachs & Co., Wachtell, Lipton, Rosen & Katz and Flippin Densmore Morse Rutherford & Jessee paid prior to October 1, 1997, plus approximately $10,000 of fees and expenses of Goldman, Sachs & Co. and approximately $5,000 of fees and expenses of Flippin Densmore Morse Rutherford & Jessee incurred prior to October 1, 1997 but not theretofore billed or paid), shall be paid by the Company, and all fees and expenses incurred by Investor, Guarantor and Freeman, Spogli & Co., Incorporated (including banking and accounting fees and expenses incurred in connection with the Financing) shall be paid by the Surviving Corporation or the Investor. If the Closing does not occur, each party hereto will bear its own costs and expenses.

     5.8 HSR Filings. If required by law, the Company and Investor will each file, or cause to be filed, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, pursuant to the HSR Act, all requisite documents and notifications in connection with the transactions contemplated by this Agreement.

     5.9 Public Announcements. Prior to Closing, except for filings required by law, neither party will issue any press releases or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby without having first obtained the approval of the other party. Except if and to the extent required by law, any public announcement shall not disclose the purchase price. Investor agrees that communications with the employees of the Company and its Subsidiaries regarding the Merger and communications and statements made in connection with the Financing are not public announcements for purposes of this Section 5.9.

     5.10  Efforts to Consummate.


           (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section 5.10.

     (b) Investor recognizes that certain consents to the transactions contemplated hereby may have been or may be required from third parties, including parties to Material Contracts and Governmental Authorities. Investor agrees that none of the Company or any of its Affiliates shall have any liability whatsoever arising out of or relating to the failure to obtain any such consent or because of termination of any contract, permit, license or governmental authorization as a result thereof. Investor further agrees that no representation, warranty, covenant or agreement of the Company herein shall be breached as a result of (i) the failure to obtain any such consent or any such termination or (ii) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or because of any such termination.

     (c) Investor will use its reasonable best efforts to arrange on behalf of the Company and ASCI the financing needed to effect the transactions contemplated by this Agreement (the "Financing"). In the event that any portion of the Planned Financing becomes unavailable, regardless of the reason therefor, Investor will use its reasonable best efforts to arrange alternative financing from other sources on and subject to substantially the same terms and conditions as the portion of the Planned Financing that has become unavailable. Investor shall use its reasonable best efforts to (i) satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the Financing will be obtained (the "Financing Agreements") which are conditions to closing to be satisfied with respect to all transactions constituting the Financing and to drawing down the cash proceeds thereunder; (ii) defend all lawsuits or other legal proceedings challenging the Financing Agreements or the consummation of the transactions contemplated thereby; and (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby. Investor shall keep the Company apprised of all material developments relating to the Planned Financing. Any fees to be paid by the Company or any other obligations to be incurred by the Company in connection with the Financing shall be subject to the occurrence of the Closing. Investor will commence a "road show" with respect to the senior subordinated notes of ASCI and the senior discount notes of the Company contemplated by Section 4.5 as promptly as reasonably practicable following the elections contemplated by Section 2.7(d) and the Shareholder approvals contemplated by Section 2.10 having been obtained.

          (d) The Company shall, and shall cause ASCI and their respective officers, employees and representatives to, cooperate with, and use reasonable best efforts to assist, Investor in connection with its efforts to secure the Financing, including by making senior executives available to participate in "road show" investor presentations, and in taking all actions necessary to authorize the Financing and authorize and cause ASCI to pay the ASCI dividend contemplated by Section 4.5.

          (e) Guarantor agrees that on or prior to the Closing Date it will purchase or cause to be purchased shares of Investor Common Stock for a cash purchase price of at least $102,500,000 in the aggregate, subject to the terms and conditions of, and in accordance with the standards set forth in, the equity commitment letter of Guarantor dated the date hereof.

     5.11 Indemnification of Officers and Directors. The Surviving Corporation will, and will cause ASCI to, indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries against all liabilities incurred by such individuals arising from any action or inaction by such persons or from services rendered for or at the request of the Company or any of its Subsidiaries prior to the Effective Time, to the full extent permitted under applicable law, including the provisions thereof relating to the advancement of expenses incurred in the defense of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"). Any determination required to be made with respect to whether the conduct of an individual seeking indemnification has complied with the standards set forth under applicable law shall be made by independent counsel mutually acceptable to Investor and such individual. For six
(6) years after the Effective Time, the Surviving Corporation will provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, the Surviving Corporation shall not be obligated to pay premiums in excess of 175% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Investor, and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.11, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. In the event the Surviving Corporation (or any of its successors or assigns) consolidates with or merges into any other person, or transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that such successors or assigns of the Business shall assume the obligations set forth in this Section 5.11.

     5.12 Employee Matters. Following the Effective Time, the Surviving Corporation shall, and shall cause the Subsidiaries to, honor all obligations under all employee benefit plans and agreements, maintained by the Company or its Subsidiaries and provide the employees of the Company and its Subsidiaries with employee benefits which are no less favorable in the aggregate than those currently provided by the Company. In addition, the Surviving Corporation will, or will cause the Subsidiaries to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and its Subsidiaries under any Welfare Plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any Welfare

Plan maintained for such employees immediately prior to the Effective Time, (ii) provide each employee of the Company and its Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under, any Welfare Plan that such employees may be eligible to participate in after the Effective Time, and
(iii) treat all service with the Company and/or any of its Subsidiaries before the Closing as service with the Surviving Corporation and its Subsidiaries for all purposes applicable to employees of the Surviving Corporation and its Subsidiaries.

     5.13 Special Employee Bonus. On or prior to the Closing Date, the Company shall make special bonus payments in an aggregate amount of $11,500,000 (which amount shall include the amount of any withholding or deduction required by law) to the employees of the Company who are designated by the Controlling Shareholder in the amounts designated by him prior to the Closing.

     5.14 Stockholders' Agreement. On or prior to the Closing Date, the Company, the Controlling Shareholder, the 1964 Trust and Investor's shareholders shall enter into the Stockholders' Agreement in the form attached hereto as Exhibit F which includes registration rights for the benefit of the parties thereto.

     5.15 Amendment and Termination of Affiliate Leases. On or prior to the Closing Date, the leases of the Company's Subsidiary listed on Exhibit G shall be amended, and leases of real property by Affiliated Persons to the Company's Subsidiaries for closed stores shall be terminated on the six month anniversary of the Closing Date with no further liability to the Company or its Subsidiaries, all pursuant to the terms set forth on Exhibit G.

     5.16 Consulting and Employment Agreements. On or prior to the Closing Date, the Company and the Controlling Shareholder will enter into a Consulting and Non-Competition Agreement in the form attached hereto as Exhibit H. On or prior to the Closing Date, the Company and Garnett E. Smith, the current President and Chief Operating Officer of the Company, will enter into an Employment and Non-Competition Agreement on substantially the terms set forth in
Exhibit I hereto.

     5.17 Option. On or prior to the Closing Date, the Company shall have delivered to each of Nicholas F. Taubman and the 1964 Trust an Option in the form attached hereto as Exhibit J providing for the issuance to Mr. Taubman of options to purchase 250,000 shares of Surviving Corporation Common Stock and to the 1964 Trust of options to purchase 250,000 shares of Surviving Corporation Common Stock, in each case at an initial exercise price of $10 per share.

     5.18 Split of Company Shares. Prior to the Effective Time, the Company shall declare and effect a 12,500 for 1 split of the Class A Common Shares and Class B Common Shares. Accordingly, all references in this Agreement to amounts of Common Shares reflect such stock split.

                                  ARTICLE VI
                     CONDITIONS TO OBLIGATIONS OF INVESTOR

     The obligation of Investor to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions.

     6.1 Representations and Warranties. The representations and warranties of the Company contained in Article III hereof shall be true and correct in all material respects as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) for such inaccuracies (without giving effect to any materiality or Company Material Adverse Effect, qualifications or materiality exceptions contained therein) that do not in the aggregate result in a Company Material Adverse Effect, and (iii) for inaccuracies in the representation set forth in the first sentence of Section 3.2(a), which are covered by the indemnification obligation of the Controlling Shareholder and the 1964 Trust as provided in the letter dated the date hereof, and Investor shall have been delivered a certificate to that effect signed on behalf of the Company by the President of the Company and the Chairman of the Board.

     6.2 Performance of this Agreement. The Company and its Subsidiaries shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date, and Investor shall have been delivered a certificate to that effect signed on behalf of the Company by the President of the Company and the Chairman of the Board.

     6.3 Consents and Approvals. All registrations, filings, applications, notices, consents, orders, approvals, qualifications or waivers listed in
Schedule 6.3 and indicated therein as being a condition to the Closing for Investor shall have been filed, made or obtained and all waiting periods specified by law with respect thereto shall have expired or been terminated.

     6.4 Injunction, Litigation, etc. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement or which would limit or affect the ability of Investor or Guarantor to own or control the Company, and there shall not be pending any action or proceeding by any governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement which has a reasonable chance of success.

     6.5 Legislation. No statute, rule or regulation shall have been proposed (and reasonably believed will be enacted) or enacted which prohibits the consummation of the transactions contemplated by this Agreement.

     6.6 Proceedings; Certificates. All corporate or other proceedings of the Company that are required in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Investor and its counsel, and Investor and its counsel shall have received such evidence of such corporate or other proceedings, certified if required, as may be reasonably requested and is customary in transactions of the nature contemplated hereby.

     6.7 Resignations. Such directors of the Company and its Subsidiaries as Investor shall request shall have submitted resignations effective as of the Closing.

     6.8 Financing. Investor shall have received the proceeds of the Financing on terms substantially consistent with the terms contemplated by the Financing Documentation or otherwise reasonably acceptable to Investor; provided that this
                                                              --------
condition
shall be deemed to have been satisfied if Investor shall not have complied in all material respects with all of its covenants under Section 5.10(c).

     6.9 Management Purchase of Equity. Members of management of the Company shall have executed agreements in form and substance reasonably satisfactory to Investor to purchase $5,000,000 in the aggregate of Surviving Corporation Common Stock immediately following the Effective Time, at $10 per share, the same price per common share as Guarantor's investment; provided that Investor shall have offered to provide loans in the aggregate amount of $2,500,000 to assist members of management to make such investments.

     6.10 No Material Adverse Change. Since January 3, 1998, there shall have been no material adverse change in the business, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole. Since January 3, 1998, the Company or its Subsidiaries shall not have suffered any loss (whether or not insured) which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     6.11 Opinion of Counsel. Investor shall have been furnished with the opinion of Flippin Densmore Morse Rutherford &

Jessee, counsel to the Company, dated the Closing Date, addressed to Investor, in form and substance reasonably satisfactory to Investor, covering the matters set forth on Exhibit K.

     6.12 Solvency Opinion. Investor shall have been furnished with the opinion of Valuation Research, independent valuation experts, or of another firm reasonably acceptable to the Controlling Shareholder, dated the Closing Date, addressed to Investor, in form and substance reasonably satisfactory to Investor, with respect to the solvency of ASCI on the date of the dividend contemplated by Section 4.5 and the solvency of the Surviving Corporation and its Subsidiaries, taken as a whole on a pro forma basis following the Merger (the "Solvency Opinion").

     6.13 Controlling Shareholder's Agreement. In connection with this agreement, Controlling Shareholder shall have entered into the Employment and Non-Competition Agreement referred to in Section 5.16.

     6.14  Stockholders' Agreement.  The Stockholders' Agreement referred to in
Section 5.14 shall have been executed and delivered by the parties thereto.

     6.15 Election by Shareholders. The Shareholders shall have made the elections contemplated by Section 2.7(d).

                                  ARTICLE VII
                   CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the satisfaction of each of the following conditions.

     7.1 Representations and Warranties. The representations and warranties of Investor contained in Article IV hereof shall be true and correct in all material respects as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and
(ii) for such inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) that do not in the aggregate result in a material adverse effect upon the business, assets, liabilities, financial condition or results of operations of Investor and Guarantors, taken as a whole, or the ability of Investor to consummate the transactions contemplated by this Agreement, and Investor shall have delivered to the Company a certificate to that effect signed by the President or Vice President of Investor.

     7.2 Performance of this Agreement. Investor shall have, in all material respects, performed all covenants and agreements and complied with all conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Investor shall have delivered to the Company a certificate to that effect signed by the President or Vice President of Investor.

     7.3 Consents and Approvals. All registrations, filings, applications, notices, consents, orders, approvals, qualifications or waivers listed in
Schedule 7.3 and indicated therein as being a condition to the Closing for the Company shall have been filed, made or obtained and all waiting periods specified by law with respect thereto shall have expired or been terminated.

     7.4 Injunction, Litigation, etc. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement, and there shall not be pending any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of any of the transactions contemplated by this Agreement which has a reasonable chance of success.

     7.5 Legislation. No statute, rule or regulation shall have been proposed (and reasonably believed will be enacted) or enacted which prohibits the consummation of the transactions contemplated by this Agreement.

     7.6 Proceedings; Certificates. All corporate and other proceedings of Investor and the Guarantors that are required in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Company and its counsel, and the Company and its counsel shall have received such evidence of such corporate and other proceedings, certified if required, as may be reasonably requested and is customary in transactions of the nature contemplated hereby.

     7.7 Opinion of Counsel. Seller shall have been furnished with the opinion of Hunton & Williams, counsel to Investor, dated the Closing Date, addressed to Seller, in form and substance reasonably satisfactory to Seller, covering the matters set forth on Exhibit L.

     7.8 Solvency Opinion. The Company, the Board of Directors of ASCI and the shareholders shall have been furnished with a copy of the Solvency Opinion, addressed to them, in form and substance reasonably satisfactory to the Controlling Shareholder.

     7.9  Stockholders' Agreement.  The Stockholders' Agreement referred to in
Section 5.14 shall have been executed and delivered by the parties thereto.

     7.10 Employment Agreements. The Employment and Non-Competition Agreements referred to in Section 5.16 shall have been executed and delivered by the parties thereto.

     7.11 Option Agreement. The Options referred to in Section 5.17 shall have been executed and delivered by the Company.

                                 ARTICLE VIII
                                  TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to the Closing without further shareholder action:

          (i) by the mutual written consent of the Boards of Directors of the Company and Investor, and the Controlling Shareholder,

          (ii) by the Company if the closing condition set forth in Section 6.8 has not been satisfied or waived by 11:59 p.m. on June 2, 1998; or

          (iii) by the Company or Investor if the Closing has not occurred by 11:59 p.m. on August1, 1998; provided, that a party may elect to extend the time periods set forth in clauses (ii) and (iii) in the event the other party has materially breached its covenants and agreements hereunder.

     8.2 Procedure: Effect of Termination. If this Agreement is terminated as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall thereupon terminate and become void and of no further force and effect and there shall be no further liability or obligation on the part of either party hereto except to pay such expenses as are required of it and to comply with the confidentiality provisions of Section 5.5; provided that such termination shall not relieve any
                           --------
party of any liability for willful breach of this Agreement.

                                  ARTICLE IX
                              GENERAL PROVISIONS


     9.1 Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

                            (a)  If to the Company to:

                                 Advance Holding Corporation
                                 5673 Airport Road
                                 Roanoke, Virginia  24012
                                 Attention:  Nicholas F. Taubman
                                 Facsimile No.:  (540) 561-1699

                                 with a copy to:

                                 Flippin Densmore Morse
                                 Rutherford & Jessee
                                 300 First Campbell Square
                                 Drawer 1200
                                 Roanoke, Virginia  24006
                                 Attention:  Douglas W. Densmore
                                 Facsimile No.:  (540) 510-3050

                                 and a copy to:

                                 Wachtell, Lipton, Rosen & Katz
                                 51 West 52nd Street
                                 New York, NY  10028
                                 Attention:  Daniel A. Neff
                                             Trevor S. Norwitz
                                 Facsimile No.:  (212) 403-2000

                            (b)  If to Investor to:

                                 AHC Corporation
                                 c/o Freeman, Spogli & Co. Incorporated
                                 599 Lexington Avenue
                                 New York, NY  10022
                                 Attention:  John M. Roth
                                 Facsimile No.:  (212) 758-7499

                                 with a copy to:

                                 Riordan & McKinzie
                                 300 S. Grand Ave. 29th Floor
                                 Los Angeles, CA  90071
                                 Attention:  Richard J. Welch

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

     9.2 No Survival of Representations and Warranties. The representations and warranties, covenants and agreements of the Company contained herein and in any certificate or other writing of the Company delivered pursuant hereto shall not survive the Effective Time or the termination of the Agreement, provided, that covenants and agreements contained herein which by their terms are to be performed in whole or in part subsequent to the Effective Time shall survive the Merger in accordance with their terms.

     9.3 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, the words "includes" and "including" shall mean "including without limitation." When any representation or warranty in Article III is made to the knowledge of the Company, such term shall mean the actual knowledge of the Company's executive officers identified on Schedule 9.3 hereto. All accounting terms not defined in this Agreement shall have the meaning determined by generally accepted accounting principles. All capitalized terms defined herein are equally applicable to both the singular and plural forms.

     9.4 Entire Agreement. This Agreement, together with the Confidentiality Letter, and the Schedules and Exhibits hereto, contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer and shall not confer upon any person not a party hereof (and their successors and assigns permitted by Section 9.5) any rights or remedies hereunder other than pursuant to Sections 5.11, 5.12, 5.13 and 9.12.

     9.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto will assign its rights or delete its
         --------
obligations under this Agreement without the express prior written consent of each other party hereto, except that Investor may assign its right, title and interest under this Agreement to a wholly-owned Subsidiary or any lender in connection with the Financing; provided, that in the event of such assignment,
                               --------
Investor shall not be released from any obligations under this Agreement.

     9.6 Severability. In the event that this Agreement, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be illegal or unenforceable under the applicable laws or regulations without affecting the validity of the remaining provisions of the Agreement; provided that (i) the remaining
                                       --------
provisions of the Agreement shall in their totality constitute a commercially reasonable agreement, and (ii) should any method of termination of this Agreement or a portion thereof be found to be illegal or unenforceable, such method shall be reformed to comply with the requirements of applicable law so as, to the greatest extent possible, to allow termination by that method. Nothing herein shall be construed as a waiver of any party's right to challenge the validity of such law.

     9.7 Amendment. This Agreement may be amended, modified or supplemented at any time by the parties hereto. This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.

     9.8 Extension; Waiver. At any time prior to the Closing either party to this Agreement may (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive a breach of a representation or warranty of the other party hereto, or (iii) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver.

     9.9  Disclosure Schedules.


          (a) Certain of the representations and warranties set forth in this Agreement contemplate that there will be attached schedules setting forth information that might be "material" or have a "Company Material Adverse Effect." The Company may, at its option, include in such schedules items that are not material or are not likely to have a Company Material Adverse Effect in order to avoid any misunderstanding, and any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a Company Material Adverse Effect, to establish any standard of materiality or Company Material Adverse Effect, or to define further the meaning of such terms for purposes of this Agreement.

          (b) From time to time prior to the Closing, the Company will supplement or amend the Schedules with respect to matters which, if existing or occurring at or prior to the date of this Agreement, would have required to be described or set forth in the Schedules or in any representation or warranty of the Company which has been rendered inaccurate thereby. For purposes of determining the satisfaction of the conditions set forth in Section 6.1 hereof, no such supplement or amendment shall be given effect. If the Company advises Investor that such supplement or amendment renders it incapable of providing a certificate to the effect set forth in Section 6.1 and Investor determines not to waive compliance with such condition due to the matters set forth in such supplement or amendment, Investor shall so advise the Company; provided that upon the Closing such condition shall
                             --------
be deemed waived by Investor in respect of the matters set forth in such supplement or amendment.

     9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.11 Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to its laws or regulations relating to choice of laws.

     9.12  Guarantors.

           (a) Each Guarantor hereby unconditionally and irrevocably guarantees to the Company and the Shareholders the due and punctual performance of each of the obligations and the undertakings of Investor under this Agreement when and to the extent the same are required to be performed and subject to all of the terms and conditions hereof; provided, that Guarantor shall have no liability whatsoever under this Guaranty after the Closing, whether based upon events occurring prior to or after the Closing. If Investor shall fail to perform fully and punctually any obligation or undertaking of Investor under this Agreement when and to the extent the same is required to be performed, each Guarantor will upon written demand from the Shareholders forthwith perform or cause to be performed such obligation or undertaking, as the case may be. The obligations of each Guarantor under this guaranty shall constitute an absolute and unconditional present and continuing guarantee of performance to the extent provided herein, and shall not be contingent upon any attempt by the Company or the Shareholders to enforce performance by Investor.

          (b) The obligations of each Guarantor under this guaranty are absolute and unconditional, are not subject to any counterclaim, setoff, deduction, abatement or defense based upon any claim a Guarantor may have against the Company or the Shareholders (except for any defense Investor may have against the Company or the Shareholders under the terms of this Agreement), and shall remain in full force and effect without regard to (i) any agreement or modification to any of the terms of this Agreement or any other agreement which may hereafter be made relating thereto; (ii) any exercise, non-exercise or waiver by the Company or the Shareholders of any right, power, privilege or remedy under or in respect of this Agreement; (iii) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of Investor at or prior to the Closing; (iv) absence of any notice to, or knowledge by, Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (i) through (iii); (v) any transfer of shares of capital stock of Investor, or any assignment by Investor of its rights and obligations under this agreement, to a wholly-owned subsidiary of Investor or a Guarantor; or (vi) any other circumstance, whether similar or dissimilar to the foregoing.

          (c) Each Guarantor unconditionally waives (i) any and all notice of default, non-performance or non-payment by Investor under this Agreement, (ii) all notices which may be required by statute, rule of law or otherwise to preserve intact any rights of the Company or the Shareholders against a Guarantor, including, without limitation, any demand, presentment or protest, or proof of notice of non-payment under this Agreement, and (iii) any right to the enforcement, assertion or exercise by the Company or the Shareholders of any right, power, privilege or remedy conferred in this Agreement or otherwise.

     9.13 FS Funds. By written notice to the Company, FS Equity Partners IV, L.P., may assume all of the obligations of FS

Equity Partners III, L.P. and FS Equity Partners International, L.P. as a Guarantor hereunder, and with respect to the commitment letter issued to Investor referred to in Section 4.5. Upon receipt by the Company of such notice, FS Equity Partners III, L.P. and FS Equity Partners International, L.P. shall have no further liability as a Guarantor, and shall have no further right or obligation to purchase Investor Common Stock and become a party to the Stockholders' Agreement.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and their corporate seals to be hereto affixed and attested by their duly authorized officers.

                     AHC Corporation


                     By:  /s/ JOHN M. ROTH
                         ----------------------------------------
                     Title:  President
                            -------------------------------------

                     FS Equity Partners III, L.P.


                     By:  FS Capital Partners, L.P.
                     Its:  General Partner

                          By:  FS Holdings, Inc.
                          Its:  General Partner


                          By:  /s/ JOHN M. ROTH
                              -----------------------------------
                          Title:  Vice President
                                 --------------------------------

                     FS Equity Partners IV, L.P.
                          By:   FS Capital Partners LLC
                          Its:  General Partner

                          By:  /s/ JOHN M. ROTH
                              -----------------------------------
                          Title:  Manager


                     FS Equity Partners International, L.P.

                          By:  FS&Co. International L.P.
                          Its:  General Partner

                          By:  FS International Holdings
                               Limited
                          Its: General Partner

                          By:  /s/ JOHN M. ROTH
                              -----------------------------------
                          Title:  Vice President
                                 --------------------------------

                                   ADVANCE HOLDING CORPORATION


                                   By:  /s/ NICHOLAS F. TAUBMAN
                                        ---------------------------------------
                                   Title:  Chairman and Chief Executive
                                           Officer


     Douglas W. Densmore, Voting Trustee under a Voting Trust Agreement (the "Voting Trust Agreement") dated January 30, 1997 among Douglas W. Densmore and the Shareholders named therein, executes this Agreement to evidence his agreement to vote all Common Shares and Preferred Shares held by him pursuant to the Voting Trust Agreement in favor of the transactions contemplated by this Agreement.


                                        /s/ DOUGLAS W. DENSMORE
                                        ----------------------------------------
                                        Douglas W. Densmore, Trustee under a
                                        Voting Trust Agreement, dated January
                                        30, 1997, as amended, among Douglas W.
                                        Densmore and the Shareholders named
                                        therein